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Exhibit 5.2

[Letterhead of Oppenheimer, Wolff and Donnelly LLP]

October 22, 2003

Ecolab Inc.
370 Wabasha Street North
Saint Paul, MN 55102

  Re:
  Ecolab Savings Plan And ESOP—Registration Statement

Gentlemen:

        You have requested our opinion with respect to whether the Ecolab Savings Plan and ESOP, as the same has been amended and is set forth in the instrument entitled "Ecolab Savings Plan and ESOP—2003" complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        It is our opinion that the plan evidenced by the Ecolab Savings Plan and ESOP—2003 instrument complies with the applicable requirements of ERISA.

        The undersigned hereby consents to the filing of this opinion as an exhibit to the above-captioned registration statement.

Very truly yours,

/s/ THOMAS E. LUND Thomas E. Lund

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  Exhibit 5.2